UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
July 31, 2006

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
Commission File No. 1-11775
TIMCO AVIATION SERVICES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	65-0665658
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)
623 Radar Road
Greensboro, North Carolina 27410
(Address Of Principal Executive Offices)
(336) 668-4410

 (Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Effective as of July 31, 2006, TIMCO Aviation Services, Inc. (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TAS Holding, Inc., a Delaware Corporation (“TAS”) under which TAS will be merged (the “Merger”) with and into the Company and the stockholders of the Company (other than LJH and Owl Creek, which are defined below) will receive $4.00 per share in cash for their shares, without interest.
TAS is a Delaware corporation. The stockholders of TAS are LJH, Ltd. (“LJH”), which owns approximately 71% of the Company’s outstanding common stock, and affiliates of Owl Creek Asset Management, LP (“Owl Creek”), which own approximately 18% of the Company’s outstanding common stock, and the President of TAS is John R. Cawthron, the Company’s Chairman and Chief Executive Officer.
The Merger was approved by the Company’s Board of Directors based upon the recommendation of a Special Committee of independent directors that negotiated the terms of the Merger with TAS on the Company’s behalf. The Special Committee was advised by the investment banking firm of Houlihan Lokey Howard & Zukin, which provided an opinion to the Special Committee with respect to the fairness (from a financial point of view) of the proposed $4.00 per share cash Merger consideration to the public holders of the Company’s common stock.
If the Merger is consummated, TAS will be merged with and into the Company and LJH and Owl Creek will own 100% of the Company’s outstanding common stock. Furthermore, the Company will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, the composition of the Company’s board of directors may be changed to include individuals designated by LJH and Owl Creek and the Company’s common stock will no longer be traded or quoted. The Merger is subject to customary closing conditions and the receipt of required regulatory approvals. The Company expects to complete the Merger by the end of the 2006 fiscal year, although there can be no assurance that the Merger will be completed.
Simultaneous with entering into the Merger Agreement, the Company entered into two additional agreements with respect to the Merger:
•	A Conversion, Support and Release Agreement, dated as of July 31, 2006, in which, among other matters: (i) the Company agreed (under certain conditions) to sell to LJH and Owl Creek an additional 2.4 million shares of the Company’s authorized but unissued common stock at an exercise price of $2.50 per share through the conversion of debt owed by the Company to LJH (the “Option”), and (ii) TAS’s stockholders agreed to support the Merger at any meeting of the Company’s stockholders called to consider and vote upon the Merger; and

•	An Escrow Agreement, dated as of July 31, 2006, between the Company, TAS and American Bank of Texas, under which TAS has deposited all of the funds required to pay public stockholders the $4.00 per share cash Merger consideration. American Bank of Texas is wholly-owned by Lacy Harber, the principal stockholder of LJH.
LJH and Owl Creek will have the right under the Merger Agreement to exercise the Option and consummate the Merger as a “short-form” merger under Delaware law, subject to compliance with applicable regulatory requirements. In that regard, the Company, TAS, LJH and Owl Creek, intend to file in the near future a Schedule 13E-3 with the United States Securities and Exchange Commission (SEC). Such schedule will include an information statement containing important information about the Merger and the Company. TAS has the right, or the Company has the right if TAS has not exercised the Option and completed the Merger by the end of October 2006, to call for a stockholders meeting to consider the Merger. If it is determined that a meeting of the stockholders is required with respect to the Merger, the Company will file an information or proxy statement with respect to that meeting. While it is not currently expected that the Company’s public stockholders will be asked to vote on the Merger, if the parties elect to call a stockholders meeting to vote on the Merger, the Company, TAS, LJH, Owl Creek, John Cawthron, and the Company’s other officers and directors, may be deemed to be participants in the solicitation of the Company’s stockholders to vote in favor of the Merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in the Company’s previous filings with the SEC.
Stockholders are urged to read the information contained in the SEC filings by the Company, TAS, LJH, and Owl Creek, which will contain important information with respect to the Merger. Stockholders will be able to obtain copies of these filings when they become available, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Stockholders can also obtain, free of charge, copies of such documents when they become available, along with any documents the Company has filed with the SEC, by contacting the Company at (336) 668-4410.
The foregoing description of the Merger, the Merger Agreement and the other agreements referred to above, is not complete and is qualified in its entirety by reference to the Merger Agreement, the Conversion, Support and Release Agreement and the Escrow Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 8.01 Other Events
In connection with the execution of the Merger Agreement, on August 1, 2006 the Company issued a press release which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Agreement and Plan of Merger by and between TAS and the Company, dated as of July 31, 2006

10.2	Conversion, Support and Release Agreement, dated as of July 31, 2006, among TAS, the Company, LJH, and Owl Creek and its affiliates

10.3	Escrow Agreement, dated as of July 31, 2006, between TAS, the Company and American Bank of Texas

99.1	Press release issued by the Company on August 1, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIMCO Aviation Services, Inc.

By:	/s/ James H. Tate

James H. Tate, Executive Vice President, Chief Administrative Officer and Chief Financial Officer
Dated: August 3, 2006

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